Exhibit 99.1

INTRICON REPORTS 2013 THIRD-QUARTER RESULTS

Hearing Health Up over Prior Year; Medical Business Rebounding with Large Customer
FDA Approval; Company Anticipates Profitability from Continuing Operations in Fourth Quarter

ARDEN HILLS, Minn. — Nov. 14, 2013 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2013.

For the 2013 third quarter, the company reported net sales of $12.3 million, versus $13.8 million in the prior-year period. IntriCon had a net loss of $(825,000), or $(0.14) per diluted share, compared to net income of $217,000, or $0.04 per diluted share, for the 2012 third quarter. Net loss from continuing operations was $(432,000), or $(0.08) per diluted share, in the 2013 third quarter; results from discontinued operations include a net loss of $(393,000), or $(0.07) per diluted share, for the 2013 third quarter.

As part of IntriCon’s global strategic restructuring plan announced in June 2013, the company’s Maine operations, which include IntriCon’s security, certain microphone and receivers businesses, as well as certain Singapore assets, are now held for sale and classified as discontinued operations.

As previously outlined, the restructuring program was designed to accelerate the company’s future growth by focusing resources on the highest potential growth areas and drive cost reductions in both continuing and discontinued operations. The program resulted in approximately $400,000 of net cost savings in the 2013 third quarter, and IntriCon expects to achieve $3.0 million in annual cost savings by early 2014.

“With our restructuring plan in place, we’re seeing encouraging signs across our business,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Sequentially, sales and gross profit margins are up, and we’re starting to see a rebound in our medical business with Medtronic’s recent FDA approval for its MiniMed 530G insulin pump system. We believe that we’ll be able to achieve profitability from continuing operations in the 2013 fourth quarter.”

As a percentage of total third-quarter sales, medical stood at 44.2 percent, with hearing health and professional audio at 40.4 percent and 15.4 percent, respectively. This compares to 40.0 percent, 33.0 percent and 27.0 percent for medical, hearing health and professional audio, respectively, in 2012.

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

Gross profit margins decreased to 21.9 percent from 23.4 percent for the prior-year three month period. The decrease was primarily due to lower overall sales volume, partially offset by cost reductions from our global restructuring plan. Sequentially, however, 2013 third-quarter margins rose significantly from 16.2 percent in the 2013 second quarter; the gain was chiefly driven by increased volume and restructuring benefits.

Operating expenses for the 2013 third quarter of $2.8 million decreased $450,000 from the prior-year three-month period and declined $714,000 sequentially from the 2013 second quarter. The primary drivers were one-time research and development tax credit refunds of $570,000 and the impact from the restructuring program.

Nine-Month Results

For the 2013 nine months, IntriCon reported net sales of $37.9 million and a net loss of $(4.7) million, or $(0.83) per diluted share. This compares to 2012 nine-month net sales of $44.1 million and net income of $377,000, or $0.07 per diluted share. The 2013 nine-month net loss from continuing operations was $(2.4) million, or $(0.43) per diluted share, with a discontinued operations net loss of $(2.3) million, or $(0.41) per diluted share. Included in the $(2.3) million net loss from discontinued operations for the 2013 nine months was approximately $(1.0) million, or $(0.18) per diluted share, of one-time, non-cash charges related to restructuring initiatives.

As a percentage of total sales, medical stood at 46.0 percent, with hearing health and professional audio at 40.1 percent and 13.9 percent, respectively, for the nine-month period. This compares to 40.4 percent, 41.5 percent and 18.1 percent for medical, hearing health and professional audio, respectively, in 2012.

Gross profit margins decreased to 22.0 percent from 25.6 percent for the prior-year nine months. Again, the decrease was primarily due to lower overall sales volume. With increased sales volumes anticipated and its restructuring plan in place, the company expects continued sequential margin improvement in the fourth quarter.

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

Business Update

Sales in IntriCon’s medical business were flat in the 2013 third quarter compared to the year-ago period. However, sales increased 11.5 percent sequentially from the 2013 second quarter. In late September, IntriCon’s customer Medtronic received FDA approval for their MiniMed 530G insulin pump. With the approval, IntriCon expects medical sales to strengthen in the fourth quarter and into 2014 as Medtronic ramps its launch of the MiniMed 530G.

Within cardiac, IntriCon delivered initial orders of its wireless cardiac diagnostic monitor (CDM) Sirona™ in the third quarter. Additionally, the company continued expanding its CDM sales and marketing infrastructure to further advance IntriCon’s cardiac program—and during the third quarter secured another customer contract for the Sirona device.

Hearing health sales rose 9.3 percent over the prior-year quarter primarily due to demand for the company’s personal sound amplifier products (PSAPs) and growth in hi HealthInnovations sales. With high device costs and distribution inconveniences persisting in the conventional hearing health channel, IntriCon sees opportunities in alternative care models such as the insurance channel and the PSAP market. To capitalize on these opportunities, the company is concentrating its efforts in the value hearing aid (VHA) space and aggressively pursuing larger customers. During the third quarter, IntriCon hired an industry veteran to spearhead this initiative and began investing in its related branding strategy.

Within its hi HealthInnovations business, the company saw a modest increase in orders over the prior-year third quarter. As hi HealthInnovations further builds out its infrastructure, IntriCon anticipates orders to slowly build in the fourth quarter and into 2014.

Professional audio sales declined 49.4 percent from the prior-year period. The decrease was due to several factors, including: conclusion of the company’s Singapore Government contract in December 2012; the strategic decision to rationalize select non-core professional audio communications product lines; the U.S. Government sequestration; and disruption associated with the federal government shutdown. As previously disclosed, the company has classified portions of its professional audio communication business as discontinued. IntriCon will continue to leverage its core technology in professional audio to support existing customers, as well as pursue related hearing health and medical product opportunities.

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

The company’s existing credit facility with The PrivateBank and Trust Company expires on August 13, 2014, and all outstanding borrowings will become due and payable. As a result, all of the borrowings under this facility have been classified as current liabilities on IntriCon’s balance sheet. IntriCon is currently working with The PrivateBank and Trust Company to enter into a long-term agreement that will provide financial flexibility and strengthen the company in both the short- and long-term. IntriCon expects to have this long-term agreement in place during the first quarter of 2014.

Looking Ahead

Concluded Gorder, “I am very encouraged with the progress we have made over the last quarter. As outlined in our strategic restructuring plan, we have positioned the company to aggressively drive our two largest growth opportunities: medical biotelemetry and value hearing health. We expect these to continue to strengthen in the fourth quarter, and we’re optimistic that we can achieve profitability from continuing operations by year end.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, Nov. 14, 2013, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial:

1-888-427-9411 and provide the conference ID number 9768897 to the operator.

A replay of the conference call will be available three hours after the call ends through 11:59 p.m. CT on Wednesday, Nov. 20, 2013. To access the replay, dial 1-888-203-1112 and enter passcode: 9768897.

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

IntriCon Corporation

Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2013 (Unaudited)	September 30, 2012 (Unaudited)	September 30, 2013 (Unaudited)	September 30, 2012 (Unaudited)

Sales, net	$12,330	$13,828	$37,935	$44,124
Cost of sales	9,629	10,594	29,603	32,821
Gross profit	2,701	3,234	8,332	11,303

Operating expenses:
Sales and marketing	801	734	2,424	2,363
General and administrative	1,512	1,410	4,439	4,299
Research and development	519	1,138	2,997	3,299
Restructuring charges	—	—	199	—
Total operating expenses	2,832	3,282	10,059	9,961
Operating income (loss)	(131)	(48)	(1,727)	1,342

Interest expense	(161)	(210)	(468)	(569)
Equity in (loss) of partnerships	(49)	(39)	(184)	(77)
Gain on sale of investment in partnership	—	822	—	822
Other income (expense)	30	(35)	113	(92)
Income (loss) from continuing operations before income taxes and discontinued operations	(311)	490	(2,266)	1,426

Income tax expense	121	64	159	155
Income (loss) before discontinued operations	(432)	426	(2,425)	1,271

Loss from discontinued operations, net of income taxes	(393)	(209)	(2,314)	(894)
Net income (loss)	$(825)	$217	$(4,739)	$377

Basic income (loss) per share:
Continuing operations	$(0.08)	$0.08	$(0.43)	$0.22
Discontinued operations	(0.07)	(0.04)	(0.41)	(0.16)
Net income (loss) per share:	$(0.14)	$0.04	$(0.83)	$0.07

Diluted income (loss) per share:
Continuing operations	$(0.08)	$0.07	$(0.43)	$0.22
Discontinued operations	(0.07)	(0.04)	(0.41)	(0.15)
Net income (loss) per share:	$(0.14)	$0.04	$(0.83)	$0.06

Average shares outstanding:
Basic	5,702	5,674	5,694	5,666
Diluted	5,702	5,854	5,694	5,910

(more)

IntriCon Corporation 2013 Third-Quarter Results

Nov. 14, 2013

IntriCon Corporation

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
Current assets:
Cash	$196	$225
Restricted cash	564	563
Accounts receivable, less allowance for doubtful accounts of $108 at September 30, 2013 and $114 at December 31, 2012	5,728	6,877
Inventories	9,458	10,431
Other current assets	1,565	1,424
Current assets of discontinued operations	947	1,040
Total current assets	18,458	20,560

Machinery and equipment	33,627	33,577
Less: Accumulated depreciation	28,840	27,578
Net machinery and equipment	4,787	5,999

Goodwill	9,194	9,709
Investment in partnerships	617	773
Other assets, net	880	1,260
Other assets of discontinued operations	312	831
Total assets	$34,248	$39,132

Current liabilities:
Checks written in excess of cash	$—	$637
Current maturities of long-term debt	8,815	2,945
Accounts payable	4,928	4,015
Accrued salaries, wages and commissions	1,929	1,644
Deferred gain	110	110
Other accrued liabilities	2,171	2,143
Liabilities of discontinued operations	285	173
Total current liabilities	18,238	11,667

Long-term debt, less current maturities	40	7,222
Other postretirement benefit obligations	570	590
Accrued pension liabilities	510	510
Deferred gain	193	275
Other long-term liabilities	160	146
Total liabilities	19,711	20,410
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,707 and 5,687 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	5,707	5,687
Additional paid-in capital	16,257	15,797
Accumulated deficit	(7,099)	(2,360)
Accumulated other comprehensive loss	(328)	(402)
Total shareholders’ equity	14,537	18,722
Total liabilities and shareholders’ equity	$34,248	$39,132

###